Exhibit 10.13

Eric S. Whitaker

Piedmont, CA

Dear Eric,

I am pleased to offer you a position with 10x Genomics, Inc. (the “Company”), as General Counsel based in Pleasanton, California. If you decide to join us, you will receive a monthly salary of $25,000.00, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. As a full-time employee, you will also be eligible to receive certain employee benefits including paid time off, holiday pay, and company sponsored medical insurance. This position reports to the CEO, Serge Saxonov, and will interact closely with colleagues in all disciplines of the company. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.

In addition, you are eligible to participate in the 2017 annual bonus plan. You will receive a separate letter detailing your bonus target and terms of the bonus plan. Full time, non-sales employees hired before August 31st of the bonus plan year are eligible to participate. Employees must be active 10x employees on the date of payment for any bonus to be earned and paid. Any bonus will be paid at the discretion of the Board of Directors. The Company reserves the right to amend or withdraw the bonus, at its absolute discretion.

Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 525,000 shares of the Company’s common stock. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2012 Stock Plan, as described in that plan and the applicable stock option agreement, which you will be required to sign. You will vest in 25% of the option shares on the 12-month anniversary of your vesting commencement date and 1/48th of the total option shares will vest in monthly installments thereafter during continuous service, as described in the applicable stock option agreement. The exercise price per

7068 Koll Center Parkway, Suite 401, Pleasanton, CA 94566

share will be equal to the fair market value per share on the date the option is granted, as determined by the Company’s Board of Directors in good faith compliance with applicable guidance in order to avoid having the option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice. This at-will employment provision may not be modified or amended except by a written agreement signed by the CEO of the Company and you.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize or disclose any such information.

7068 Koll Center Parkway, Suite 401, Pleasanton, CA 94566

The Company is offering you employment because of your experience and personal skills, and not due to your potential or actual knowledge of a former employer or other persons or entity’s confidential information or intellectual property, including customer lists and trade secrets. Should you accept this offer, we do not want you to retain, make use of, or share any such information with the Company. Likewise, as an employee of the Company, it is likely that you will become knowledgeable about the Company’s confidential and trade secret information relating to operations, products, and services. To protect the Company’s interests, your acceptance of this offer and commencement of employment with the Company are contingent upon the execution and delivery to the Company of the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (“Confidentiality Agreement”) prior to or on your Start Date. The Confidentiality Agreement, which provides for the arbitration of all disputes arising out of your employment, is enclosed for your review, and you understand that you are being offered employment in exchange for the mutual promise to arbitrate disputes described therein. Because the Confidentiality Agreement is one of the most important documents you will sign in connection with your employment with the Company, we trust you will review it carefully and let us know if you have any questions.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

In addition, please find enclosed a copy of the 10x welcome letter to prospective employees. Read it carefully and let us know if you any questions.

To accept the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be July 6, 2017. This letter, along with any

7068 Koll Center Parkway, Suite 401, Pleasanton, CA 94566

agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral. This offer of employment will terminate if it is not accepted, signed, and returned by June 14, 2017.

We look forward to your favorable reply and to working with you at 10x.

Sincerely,

/s/ Serge Saxonov
Serge Saxonov
CEO

7068 Koll Center Parkway, Suite 401, Pleasanton, CA 94566

Agreed to and accepted:

Signature:	/s/ Eric S. Whitaker

Printed Name:	Eric S. Whitaker

Date:	June 12, 2017

Enclosures

•	At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement

•	10x welcome letter to prospective employees

7068 Koll Center Parkway, Suite 401, Pleasanton, CA 94566